                                                                   Exhibit 15(a)

                   GRADISON-MCDONALD U.S. GOVERNMENT RESERVES
                         (GRADISON CASH RESERVES TRUST)

                            DISTRIBUTION SERVICE PLAN


         Section 1. Gradison-McDonald U.S. Government Reserves (the "Fund"), a series of Gradison Cash Reserves Trust (the "Trust"), pursuant to Section 2(b) of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations promulgated thereunder as the same may be from time to time issued or amended, and specifically pursuant to Rule 12b-1 (the "Rule") promulgated under the 1940 Act, may finance the distribution of securities of which it is the issuer, in accordance with the terms of this Distribution Plan (the "Plan").

         Section 2. While this Plan is in effect, the Fund may, in respect of the distribution of securities of which it is the issuer, expend funds at an annual rate of up to .20 of 1% of the average daily net assets of the Fund. A majority of the Trustees who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan ("Independent Trustees") may from time to time reduce the amount of such expenditures or may suspend the operation of this
Section 2 for such period or periods of time as they may determine. Expenditures pursuant to this Section 2 may be made for service fees to broker-dealers or other persons (including the Fund's Distributor) for providing personal services to shareholders of the Fund, including shareholder liaison services such as responding to shareholder inquiries and providing information to customers about their Fund accounts. The Fund may also make expenditures to the Distributor and broker-dealers or other persons for their assistance with respect to distribution of shares of the Fund with respect to any activity primarily intended to result in sales of Fund shares or maintenance of shareholder accounts. Expenditures may also be made by the Distributor for the printing of Fund prospectuses, statements of additional information, and reports for other than existing shareholders, and the preparation, printing and distribution of sales literature and advertising materials.

         Section 3. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" of the Trust shall be committed to the discretion of the disinterested Trustees then in office.

         Section 4. While this Plan is in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall furnish at least quarterly to the Board of Trustees of the Trust, and the Trustees shall review, a written report as to the amounts expended during each quarter and the purposes for which such amounts were expended.

         Section 5. This Plan shall not take effect until it has been approved by a majority of the Board of Trustees of the Trust and by a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on the Plan, and by a vote of a majority of the outstanding voting securities of the Fund. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees and a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund. This Plan may not be amended to materially increase the amount of fees incurred as to the Fund without the approval of a majority of the outstanding voting securities of the Fund, and all material amendments to the Plan must be approved by a majority of the Board of Trustees and a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on such amendment.

         Section 6. Any agreement with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund, on not more than sixty days' notice to any other party to the agreement, and (b) that such agreement shall terminate automatically in the event of its assignment.


         Section 7. As used in this Plan, the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         Section 8. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 4 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of any such reports, as the case may be, the first two years in an easily accessible place.

Dated September 24, 1993